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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                               AMENDMENT NO. 1 TO
                                   SCHEDULE TO
                             TENDER OFFER STATEMENT
                                      UNDER
                       SECTION 14(d)(1) OR 13(e)(1) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                         -------------------------------

                               EPRISE CORPORATION
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         (Name Of Subject Company (Issuer) And Filing Person (Offeror))

          OPTIONS TO PURCHASE COMMON STOCK, PAR VALUE $0.001 PER SHARE
          ------------------------------------------------------------
                         (Title Of Class Of Securities)

                                      n/a*
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                      (Cusip Number Of Class Of Securities)

                               Joseph A. Forgione
                      President And Chief Executive Officer
                               Eprise Corporation
                             200 Crossing Boulevard
                         Framingham, Massachusetts 01702
                                 (508) 661-5200
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   (Name, Address And Telephone Number Of Person Authorized To Receive Notices
                 And Communications On Behalf Of Filing Person)

                                   COPIES TO:

                                Dennis W. Townley
                                  Hill & Barlow
                             One International Place
                                Boston, MA 02110
                                 (617) 428-3000

                            CALCULATION OF FILING FEE

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         TRANSACTION VALUATION+                      AMOUNT OF FILING FEE
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             $2,031,349                                      $406
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 + Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 2,056,660 shares of common stock of Eprise Corporation having an aggregate value of

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$2,031,349 as of May 10, 2001 will be exchanged and/or cancelled pursuant to this offer. The aggregate value of such options was calculated based on the Black-Scholes option pricing model. The amount of the filing fee, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, equals 1/50th of one percent of the value of the transaction. This amount was previously paid with the filing of Schedule TO on May 10, 2001.


[ ] Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:             Not Applicable.
Form Or Registration No.:           Not Applicable.
Filing Party:                       Not Applicable.
Date Filed:                         Not Applicable.

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

[ ]   third party tender offer subject to Rule 14d-1.
[X]   issuer tender offer subject to Rule 13e-4.
[ ]   going-private transaction subject to Rule 13e-3.
[ ]   amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [ ]

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* There is no trading market or CUSIP Number for the options. The CUSIP Number for the underlying common stock is 294352 10 9.

                                    * * * * *

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INTRODUCTORY STATEMENT

         This Amendment No. 1 to the Tender Offer Statement on Schedule TO of Eprise Corporation amends and supplements the Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission on May 10, 2001, relating to the offer by Eprise to exchange substantially all options granted under its 1997 Amended and Restated Stock Option Plan for new options, subject to the terms and conditions described in the Offer to Exchange dated May 10, 2001 and the related Election Form. The Offer to Exchange has been amended and supplemented in the form attached hereto as Exhibit (a)(6), which is incorporated herein by reference (the "Offer Supplement"). Only the items listed below are being amended hereby.


ITEM 1. SUMMARY TERM SHEET.

         The information set forth in the Offer Supplement, a copy of which is attached hereto as Exhibit (a)(6), is incorporated herein by reference.

ITEM 4. TERMS OF THE TRANSACTION.

         (a) The information set forth in the Offer Supplement, a copy of which is attached hereto as Exhibit (a)(6), is incorporated herein by reference.

         (b) The information set forth in the Offer Supplement, a copy of which is attached hereto as Exhibit (a)(6), is incorporated herein by reference.

ITEM 10. FINANCIAL STATEMENTS.

         (a) The information set forth on pages 2 through 7 of Eprise's Quarterly Report on Form 10-Q, filed with the SEC on May 15, 2001, as well as the information set forth in the Offer Supplement, a copy of which is attached hereto as Exhibit (a)(6), is incorporated herein by reference.

ITEM 12. EXHIBITS.

         (a)(1) Offer to Exchange all Outstanding Options for New Options dated May 10, 2001.

         (a)(2) Election Form.

         (a)(3) Memorandum from President to All Employees dated May 10, 2001.

         (a)(4) Notice to Change Election from Accept to Reject.

         (a)(5) Form of Promise to Grant Stock Option(s)

         (a)(6) Supplement to Offer to Exchange, dated June 6, 2001.

         (a)(7) Eprise Corporation Annual Report on Form 10-K for its fiscal year ended December 31, 2000, filed with the SEC on March 30, 2001 and incorporated herein by reference

         (a)(8) Eprise Corporation Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, filed with the SEC on May 15, 2001 and incorporated herein by reference

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         (d)(1)     Eprise Corporation Amended and Restated 1997 Stock Option
                    Plan filed as Exhibit 10.5 to the Company's Registration Statement on Form S-1 declared effective on March 23, 2000 and incorporated herein by reference.

         (d)(2) Eprise Corporation 1997 Stock Plan Prospectus.



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                                    SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment No. 1 to Schedule TO is true, complete and correct.

                                      EPRISE CORPORATION

                                       By: /s/ Joseph A. Forgione
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                                           Joseph A. Forgione
                                           President and Chief Executive Officer

Date: June 6, 2001


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                                INDEX TO EXHIBITS


EXHIBIT
NUMBER      DESCRIPTION
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(a)(1)*     Offer to Exchange all Outstanding Options for New Options dated
              May 10, 2001.
(a)(2)*     Election Form.
(a)(3)*     Memorandum from President to All Employees dated May 10, 2001.
(a)(4)*     Notice to Change Election from Accept to Reject.
(a)(5)      Form of Promise to Grant Stock Option(s).
(a)(6)      Supplement to Offer to Exchange, dated June 6, 2001
(a)(7)      Eprise Corporation Annual Report on Form 10-K for its fiscal year ended December 31, 2000, filed with the SEC on March
              30, 2001 and incorporated herein by reference
(a)(8)      Eprise Corporation Quarterly Report on Form 10-Q for the
              quarter ended March 31, 2001, filed with the SEC on May 15, 2001 and incorporated herein by reference
(d)(1)*     Eprise Corporation Amended and Restated 1997 Stock Option
              Plan filed as Exhibit 10.5 to the Company's Registration Statement on Form S-1 declared effective on March 23, 2000 and incorporated herein by reference.
(d)(2)*     Eprise Corporation 1997 Stock Plan Prospectus.


*Previously filed.

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